Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Global Balanced Fund of our report dated December 20, 2007 on the financial statements and financial highlights included in the October 31, 2007 Annual Report to Shareholders of the above referenced fund, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 26, 2007